Exhibit No. 99

News Release
Media Line: (410) 470-7433
www.constellation.com

Media Contacts:	Lawrence McDonnell
Paul Adams
(410) 470-7433

Investor Contact:	Sandra Brummitt
(410) 470-6440

Constellation Energy Reports Full Year 2011 Results

Adjusted Earnings in Line with 2011 Guidance, Excluding Mark-to-Market Timing and Hurricane Irene Restoration Costs

BALTIMORE, Feb. 17, 2012 — Constellation Energy (NYSE: CEG) today reported 2011 adjusted earnings of $3.07 per share, excluding mark-to-market timing losses of $0.83 per share and Hurricane Irene restoration costs of $0.12 per share. This is comparable to 2010 adjusted earnings of $3.29 per share when mark-to-market timing losses of $0.23 per share are excluded. Factoring in the mark-to-market timing and Hurricane Irene adjustments, 2011 adjusted results are in line with earnings guidance provided by management. Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results). On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported a loss of $1.70 per share for the full year 2011, compared with a loss of $4.90 per share in 2010. The 2011 GAAP results include $3.82 per share of special items, including noncash impairment charges related to our existing nuclear joint venture, Constellation Energy Nuclear Group, LLC (CENG), and certain power generation investments. The 2010 GAAP results include noncash impairment charges related to CENG, and our former nuclear joint venture, UniStar Nuclear Energy, LLC.

“We closed the year having met our goal to grow our national retail customer base, integrate newly acquired generation assets and deliver a diverse and innovative portfolio of energy products and services designed to help our customers make more efficient use of energy,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “By successfully executing the strategy we laid out at the start of 2011, we strengthened and diversified our core businesses despite the multiple challenges posed by difficult economic and market conditions and unusually severe weather.

“We continue to expand our role in developing and operating clean, reliable sources of energy, realizing a more than 80 percent year-over-year increase in our solar business and continuing to safely and efficiently operate our expanding base of fossil and renewable energy assets and Constellation Energy Nuclear Group’s environmentally advantaged nuclear fleet,” Shattuck said.

“Baltimore Gas and Electric Company (BGE), our regulated utility, again delivered reliable performance in the face of multiple severe weather events,” Shattuck said. “BGE mobilized a force of approximately 6,700 people to restore power in the wake of Hurricane Irene, bringing customers back on-line 20 percent faster than during Hurricane Isabel in 2003. In the year ahead, we will move ahead with the system-wide deployment of smart grid technology across BGE’s service territory, providing new tools to more reliably and efficiently deliver power — and savings — to our 1.2 million customers in central Maryland.

“We look forward to continued progress on our strategic goals as we move ahead with our pending merger with Exelon,” Shattuck said. “In December, we reached a comprehensive settlement with the state of Maryland and other key stakeholders, adding momentum to our proposal to combine the nation’s leading retail and wholesale energy provider with one of the nation’s largest and cleanest producers of energy. The merger is on track with a close anticipated in the first quarter of 2012, absent any delay in the Federal Energy Regulatory Commission approval process.

“As we integrate our two businesses, we anticipate working with our colleagues at Exelon to more closely align our cost structure with current market conditions,” Shattuck said. “Combined, we will be a stronger and better balanced company that should be well positioned to deliver continued growth in the years ahead.”

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended December 31,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.17	$0.22	(1)	$0.15	$0.15
NewEnergy	(0.45)	(0.38	)(2)	0.02	(0.15	)(4)
Generation	(2.62)	0.22	(3)	0.60	0.40	(5)
Other	(0.01)	(0.01)		0.02	0.02
Diluted (Loss) Earnings Per Share	$(2.91)	$0.05		$0.79	$0.42

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon Corporation (Exelon) of $0.05 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.06 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share.

(3) Addition of impairment losses and other costs of $2.64 per share, addition of economic value of Constellation Energy Nuclear Group, LLC (CENG) joint venture power purchase agreement (PPA) amortization of $0.14 per share, addition of costs incurred in connection with our pending merger with Exelon of $0.12 per share, and addition of  amortization of CENG joint venture basis difference of $0.11 per share. Subtraction of Department of Energy settlement of $(0.17) per share.

(4) Subtraction of gain on international coal contract dispute settlement of $(0.17) per share.

(5) Subtraction of gain on comprehensive agreement with EDF of $(0.60) per share. Addition of economic value of CENG joint venture PPA amortization of $0.15 per share, addition of  amortization of CENG joint venture basis difference of $0.12 per share, addition of impairment losses and other costs of $0.11 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

	Year Ended December 31,
	2011			2010
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
	EPS*	EPS		EPS*	EPS
EARNINGS (LOSS) PER COMMON SHARE
Baltimore Gas and Electric	$0.61	$0.69	(1)	$0.67	$0.69	(4)
NewEnergy	(0.09)	0.02	(2)	0.69	0.54	(5)
Generation	(2.20)	1.43	(3)	(6.26)	1.81	(6)
Other	(0.02)	(0.02)		—	0.02	(7)
Diluted (Loss) Earnings Per Share	$(1.70)	$2.12		$(4.90)	$3.06

* Unaudited.

Adjusted EPS for the years ended December 31, 2011 and 2010 include mark-to-market timing losses of $0.83 per share and $0.23 per share, respectively.  Adjusted EPS for the year ended December 31, 2011 also includes Hurricane Irene restoration costs of $0.12 per share.  Excluding these amounts, Adjusted EPS for the years ended December 31, 2011 and 2010 are $3.07 per share and $3.29 per share, respectively.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of costs incurred in connection with our pending merger with Exelon of $0.08 per share. BGE will not seek recovery of these costs in rates.

(2) Addition of costs incurred in connection with our pending merger with Exelon of $0.08 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.03 per share.

(3) Addition of impairment losses and other costs of $2.63 per share, addition of economic value of CENG joint venture PPA amortization of $0.59 per share, addition of  amortization of CENG joint venture basis difference of $0.45 per share, addition of costs incurred in connection with our pending merger with Exelon of $0.19 per share and addition of transaction fees in connection with the Boston Generating acquisition of $0.05 per share. Subtraction of Department of Energy settlement of $(0.28) per share.

(4) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(5) Subtraction of gain on international coal contract dispute settlement of $(0.17) per share. Addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(6) Addition of impairment losses and other costs of $7.41 per share, addition of amortization of the CENG joint venture basis difference of $0.59 per share, addition of economic value of CENG joint venture PPA amortization of $0.56 per share, addition of loss due to early retirement of 7 percent Notes due April 1, 2012, of $0.15 per share, addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.05 per share and addition of losses on UniStar of $0.03 per share. Subtraction of gain on comprehensive agreement with EDF of $(0.60) per share and subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

(7) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

BGE

Excluding Hurricane Irene restoration costs of $0.12 per share, BGE reported adjusted 2011 earnings of $0.81 per share, up from adjusted earnings of $0.69 per share in 2010. The year-over-year variance is primarily the result of higher distribution revenue, which reflected the Maryland Public Service Commission’s 2010 rate case order, and increased transmission rates.

Generation

The Generation segment reported adjusted 2011 earnings of $1.43 per share, down from adjusted earnings of $1.81 per share in 2010. The decrease is primarily the result of lower power prices, increased outage days at CENG and last winter’s extreme weather in Texas. These negative variances were partially offset by earnings contributions from generation assets that were not part of our portfolio during all or part of 2010.

NewEnergy

Our NewEnergy segment reported adjusted earnings, excluding mark-to-market timing, of $0.85 per share in 2011, up from adjusted earnings, excluding mark-to-market timing, of $0.77 per share in 2010. The increase is primarily the result of a $0.38 per share contribution from structured products and the sale of certain upstream assets. Partially offsetting this positive variance is a $0.23 per share loss resulting from this year’s extreme weather in Texas and $0.06 per share of dilution from our MXenergy and StarTex acquisitions.

Investor Call Will Not Be Held

Due to our anticipated merger with Exelon, Constellation Energy will not host an investor conference call to discuss its year-end results.

Financial Statements

The Dec. 31, 2011, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, work force reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). We have also presented adjusted EPS excluding mark-to-market timing and Hurricane Irene restoration costs to improve the comparability of results among periods.  These measures are also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its 2011 Form 10-K on or about Feb. 27, 2012.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy.  The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $13.8 billion in 2011.

Additional Information and Where to Find it

In connection with the proposed merger between Exelon and Constellation Energy, Exelon filed with the SEC a Registration Statement on Form S-4 that included the definitive joint proxy statement/prospectus. The Registration Statement was declared effective by the SEC on October 11, 2011. Exelon and Constellation Energy mailed the definitive joint proxy statement/prospectus to their respective security holders on or about October 12, 2011. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION about Exelon, Constellation Energy and the proposed merger. Investors and security holders may obtain copies of all documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the definitive joint proxy statement/prospectus may be obtained free of charge from Exelon Corporation, Investor Relations, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398, or from Constellation Energy Group, Inc., Investor Relations, 100 Constellation Way, Suite 600C, Baltimore, MD 21202.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended December 31, 2011		Year Ended December 31, 2011
	After-Tax Income		After-Tax Income
	(Expense) Impact		(Expense) Impact
	($ millions)	(Per Share)	($ millions)	(Per Share)

Impairment Losses and Other Costs:
Investment in CENG Joint Venture	$487.5	$2.40	$487.5	$2.40
Other Investments	42.7	0.24	42.7	0.23

CENG Joint Venture Results:
Amortization of Basis Difference	22.5	0.11	90.5	0.45
Transaction-Related Costs	1.4	0.01	5.8	0.03

Exelon Merger Costs	46.5	0.23	70.9	0.35

Transaction-Related Costs - Boston Gen. Acquisition	(0.2)	—	9.9	0.05

DOE Settlement	(36.0)	(0.17)	(57.3)	(0.28)

Total Special Items Excluding CENG PPA Amortization	564.4	2.82	650.0	3.23

CENG PPA Amortization	29.9	0.14	118.5	$0.59

Total Special Items	$594.3	$2.96	$768.5	$3.82

Impairment Losses and Other Costs

In the fourth quarter of 2011, we recorded impairment charges totaling $891.0 million pre-tax related to certain of our equity and cost method investments based on declines in the fair value of our ownership interests below their carrying value as of Dec. 31, 2011, that we considered to be other than temporary:

•                  Investment in CENG Joint Venture — We determined that the fair value of our investment had declined below its book value primarily as a result of:

•                  significant declines in power prices,

•                  decreases in the market price of natural gas, particularly in the fourth quarter of 2011, that adversely impacted the level of and potential for recovery in power prices in the near-term, and

•                  delays in timing and increased uncertainty regarding the timing and provisions of carbon emissions reduction and other potential environmental legislation that reduced estimates of future power prices.

•                  Other Investments — As a result of the changes in the pricing structure for certain qualifying facilities coupled with the significant decline in power and natural gas prices cited above with respect to our investment in CENG, we determined that the fair values of 11 of our equity and cost method investments declined below book value.

CENG Joint Venture Results

•                  Amortization of Basis Difference - We have a basis difference between the carrying value of our investment in CENG and our underlying equity in CENG. This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value. We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG.

•                  Transaction-Related Costs - In the fourth quarter of 2011, we continued to record the amortization of credit facility amendment fees associated with closing the sale of a 49.99 percent interest in CENG to EDF in 2009.

Exelon Merger Costs

In the fourth quarter of 2011, we incurred $77.8 million pre-tax of costs in connection with our pending merger with Exelon Corporation (Exelon).

DOE Settlement

On June 30, 2011, CENG executed a settlement agreement with the United States Department of Energy (DOE) which settles a lawsuit that sought to recover damages caused by the DOE’s failure to comply with legal and contractual obligations to dispose of spent nuclear fuel.  The agreement details a framework and procedure for recovery of damages incurred or to be incurred through the end of 2013.  Constellation Energy retained the right to receive any funds from settlement with the DOE related to costs it incurred during periods prior to the formation of CENG on Nov. 6, 2009.  During the fourth quarter of 2011, we recognized $58.4 million in pre-tax gains for settlement proceeds relating to costs incurred through Nov. 6, 2009, to store spent nuclear fuel at the Calvert Cliffs and Ginna nuclear power plants.

CENG PPA Amortization

Based on energy prices at the time of the closing of the EDF transaction in November 2009, we recorded an approximately $0.8 billion “unamortized energy contract asset” for the value of our PPA with CENG, and CENG recorded an approximately ($0.8) billion “unamortized energy contract liability.” Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG. During the fourth quarter of 2011, we realized approximately $53.2 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,299.5	$2,690.7	$10,773.0	$10,883.0
Regulated electric revenues	485.1	573.4	2,320.7	2,752.1
Regulated gas revenues	168.2	210.5	664.5	704.9
Total revenues	2,952.8	3,474.6	13,758.2	14,340.0

Expenses
Fuel and purchased energy expenses	2,011.2	2,394.9	9,396.6	10,001.7
Fuel and purchased energy expenses from affiliate	235.3	225.5	888.4	900.8
Operating expenses	525.3	463.4	1,934.9	1,691.1
Merger costs	77.8	—	117.9	—
Impairment losses and other costs	891.0	8.4	891.0	2,476.8
Depreciation, depletion, accretion, and amortization	139.7	138.9	589.3	519.5
Taxes other than income taxes	75.7	64.9	308.0	263.9
Total expenses	3,956.0	3,296.0	14,126.1	15,853.8
Equity Investment Earnings	6.1	25.8	19.8	25.0
Gain on U.S. Department of Energy Settlement	58.3	—	93.8	—
Net Gain on Divestitures	34.3	202.3	57.3	245.8
(Loss) Income from Operations	(904.5)	406.7	(197.0)	(1,243.0)
Other Expenses	(22.8)	(27.1)	(75.3)	(76.7)
Fixed Charges
Interest expense	73.1	66.3	276.6	310.8
Interest capitalized and allowance for borrowed funds used during construction	(2.8)	(3.0)	(11.2)	(33.0)
Total fixed charges	70.3	63.3	265.4	277.8
(Loss) Income from Continuing Operations Before Income Taxes	(997.6)	316.3	(537.7)	(1,597.5)
Income Tax (Benefit) Expense	(405.4)	148.2	(230.9)	(665.7)
Net (Loss) Income	(592.2)	168.1	(306.8)	(931.8)
Net (Loss) Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	(8.6)	8.3	33.5	50.8
Net (Loss) Income Applicable to Common Stock	$(583.6)	$159.8	$(340.3)	$(982.6)

Average Shares of Common Stock Outstanding - Basic	200.7	199.8	200.1	200.5
Average Shares of Common Stock Outstanding - Diluted	200.7	201.3	200.1	200.5

(Loss) Earnings Per Common Share - Basic	$(2.91)	$0.80	$(1.70)	$(4.90)

(Loss) Earnings Per Common Share - Diluted	$(2.91)	$0.79	$(1.70)	$(4.90)

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2011	2010
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$964.5	$2,028.5
Accounts receivable (net of allowance for uncollectibles of $87.1 and $85.0, respectively)	1,907.6	2,059.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $115.5 and $87.9, respectively)	247.9	308.9
Income taxes receivable	156.6	152.7
Fuel stocks	423.1	361.1
Materials and supplies	129.6	104.3
Derivative assets	357.9	534.4
Unamortized energy contract assets (includes $- and $400.9, respectively, related to CENG)	52.1	544.7
Restricted cash	2.3	52.0
Restricted cash — consolidated variable interest entities	44.8	52.3
Regulatory assets (net)	153.7	78.7
Deferred income taxes	132.0	—
Other	246.4	175.8
Total current assets	4,818.5	6,452.6
Investments And Other Noncurrent Assets
Investment in CENG	2,150.4	2,991.1
Other investments	122.4	189.9
Regulatory assets (net)	341.9	374.1
Goodwill	282.2	77.0
Derivative assets	259.3	258.9
Unamortized energy contract assets	58.4	109.8
Other	380.5	284.5
Other — consolidated variable interest entities	95.7	1.8
Total investments and other noncurrent assets	3,690.8	4,287.1
Property, Plant And Equipment
Nonregulated property, plant and equipment	7,780.4	6,387.2
Regulated property, plant and equipment	7,595.0	7,201.7
Accumulated depreciation	(4,472.1)	(4,310.1)
Net property, plant and equipment	10,903.3	9,278.8
Total Assets	$19,412.6	$20,018.5
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$—	$32.4
Short-term borrowings - consolidated variable interest entities	39.5	—
Current portion of long-term debt	109.6	245.6
Current portion of long-term debt — consolidated variable interest entities	65.3	59.7
Accounts payable	924.8	1,072.6
Accounts payable — consolidated variable interest entities	177.2	189.8
Customer deposits and collateral	95.2	87.2
Derivative liabilities	779.5	622.3
Unamortized energy contract liabilities	118.1	130.5
Deferred income taxes	—	56.5
Accrued taxes	90.4	71.0
Accrued expenses	431.4	358.1
Other	456.8	351.5
Total current liabilities	3,287.8	3,277.2
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	2,305.1	2,489.8
Asset retirement obligations	37.6	32.3
Derivative liabilities	268.4	353.0
Unamortized energy contract liabilities	294.8	411.1
Defined benefit obligations	698.0	574.7
Deferred investment tax credits	23.6	27.6
Other	251.7	296.0
Total deferred credits and other noncurrent liabilities	3,879.2	4,184.5
Long-Term Debt
Long-term debt, net of current portion	4,456.4	4,054.2
Long-term debt, net of current portion — consolidated variable interest entities	388.4	394.6
Equity
Common shareholders’ equity:
Common stock	3,292.2	3,231.7
Retained earnings	4,738.0	5,270.8
Accumulated other comprehensive loss	(936.3)	(673.3)
Total common shareholders’ equity	7,093.9	7,829.2
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	116.9	88.8
Total equity	7,400.8	8,108.0
Total Liabilities And Equity	$19,412.6	$20,018.5

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Generation Operating Statistics (Unaudited)

	Year Ended December 31,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2011	30.3	24.0	41.0	3.1	1.6	100.0
2010	45.0	37.4	12.6	2.9	2.1	100.0
Thousands of MWH
2011	15,572	12,297	21,036	1,615	799	51,319
2010	15,781	13,137	4,420	1,007	749	35,094

* Nuclear statistics shown as 50.01 percent due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

ELECTRIC
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$268.8	$345.6	$1,347.4	$1,808.6
Delivery Service Only	29.9	18.3	108.1	48.1
Commercial
Excluding Delivery Service Only	72.8	95.5	387.3	467.4
Delivery Service Only	66.8	63.5	275.1	249.5
Industrial
Excluding Delivery Service Only	4.0	5.8	22.5	28.7
Delivery Service Only	7.3	6.0	29.0	25.6
System Sales	449.6	534.7	2,169.4	2,627.9
Other	35.6	38.8	152.0	124.4
Total	$485.2	$573.5	$2,321.4	$2,752.3

Distribution Volumes (In Thousands) - MWH
Residential
Excluding Delivery Service Only	2,005	2,638	9,821	12,344
Delivery Service Only	677	523	2,831	1,490
Commercial
Excluding Delivery Service Only	669	809	3,259	3,707
Delivery Service Only	3,153	2,986	13,220	12,537
Industrial
Excluding Delivery Service Only	43	57	215	267
Delivery Service Only	651	529	2,463	2,519
Total	7,198	7,542	31,809	32,864

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$102.6	$131.3	$383.3	$427.0
Delivery Service Only	10.0	7.0	31.6	22.1
Commercial
Excluding Delivery Service Only	26.1	31.1	103.9	109.0
Delivery Service Only	11.2	11.4	40.9	39.8
Industrial
Excluding Delivery Service Only	1.0	1.4	4.6	5.2
Delivery Service Only	4.2	4.8	15.7	16.7
System Sales	155.1	187.0	580.0	619.8
Off-System Sales	14.3	22.0	81.8	79.8
Other	1.9	2.3	9.9	9.8
Total	$171.3	$211.3	$671.7	$709.4

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	9,123	13,003	33,680	37,791
Delivery Service Only	1,900	1,821	5,983	4,857
Commercial
Excluding Delivery Service Only	2,804	3,527	11,098	11,606
Delivery Service Only	6,297	7,218	26,446	24,329
Industrial
Excluding Delivery Service Only	122	173	540	595
Delivery Service Only	5,441	3,706	17,053	19,750
System Sales	25,687	29,448	94,800	98,928
Off-System Sales	3,365	4,513	16,436	14,711
Total	29,052	33,961	111,236	113,639

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	1,436	1,831	4,326	4,716
- Normal	1,694	1,694	4,720	4,726
Cooling Degree Days - Actual	14	21	1,035	1,122

Supplemental Financial Statistics (Unaudited)

	Year Ended
	December 31,
	2011	2010

Effective Tax Rate	42.9%	41.7%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$4,983.2	$5,756.0

Equity Investment In Regulated Business — End of Period (In Millions)	$2,110.7	$2,073.2

Common Stock Data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400	$0.9600	$0.9600
—Paid	$0.2400	$0.2400	$0.9600	$0.9600

Market Value Per Share
—High	$40.97	$33.18	$40.97	$38.73
—Low	$35.03	$27.64	$29.70	$27.64
—Close	$39.67	$30.63	$39.67	$30.63

Shares Outstanding - End of Period (In Millions)	201.7	199.8	201.7	199.8

Book Value per Share - End of Period	$35.17	$39.19	$35.17	$39.19